EXHIBIT 5.1

CALLISTER NEBEKER & MCCULLOUGH

A PROFESSIONAL CORPORATION

ATTORNEYS AT LAW

ZIONS BANK BUILDING SUITE 900

10 EAST SOUTH TEMPLE

SALT LAKE CITY, UTAH 84133

TELEPHONE 801-530-7300

FAX 801-364-9127

November 25, 2009

Zions Bancorporation

One South Main, 15th Floor

Salt Lake City, Utah 84133

Ladies and Gentlemen:

We have acted as Utah counsel to Zions Bancorporation, a Utah corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-158319) of the Company filed on March 31, 2009 with the Securities and Exchange Commission (the “Commission”), as amended at the time each part of such registration statement became effective (the “Registration Statement”), and the Prospectus Supplement, dated November 25, 2009 (the “Prospectus Supplement”), of the Company filed with the Commission, relating to the issuance and sale by the Company from time to time of up to $50,000,000 aggregate principal amount of its 7.75% Senior Notes due September 23, 2014 (the “Securities”). The Securities will be issued from time to time pursuant to a senior indenture between the Company and The Bank of New York Mellon Trust Company, N.A., as successor to J.P. Morgan Trust Company, National Association, as trustee (the “Indenture”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this representation, we have examined the originals, or copies identified to our satisfaction, of such minutes, including the resolutions of the Company’s Board of Directors authorizing the issuance of the Securities (the “Resolutions”), agreements, corporate records and filings and other documents necessary to or appropriate for our opinion contained in this letter (the “Transaction Documents”). In our examination of the Transaction Documents, we have assumed the genuineness of all signatures that exist on those documents and have assumed the authenticity and regularity of each of the Transaction Documents submitted to us. We have also relied as to certain matters of fact upon representations made to us by public officials, officers and agents of the Company, and other sources we believe to be responsible. We have also assumed that all relevant corporate actions heretofore taken by the Company will remain in full force and effect and, after the date hereof, no such corporate action shall have been amended or rescinded and no action inconsistent or in conflict with any such corporate action shall have been taken by or on behalf of the Company.

Based upon and in reliance on and subject to the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, it is our opinion that (i) when the terms of the Securities to be issued under the Indenture and of their issuance and sale have been duly established in conformity with the Indenture so as to not violate any applicable law of result in a default or breach under any agreement or instrument binding on the Company, and so as to comply with any requirement or restriction imposed by any

Zions Bancorporation

November 25, 2009

court or governmental body having jurisdiction over the Company, and (ii) when the Securities have been duly executed and authenticated, in accordance with the Indenture, and issued and sold as contemplated in the Registration Statement as supplemented by the Prospectus Supplement, and if all of the foregoing actions are taken pursuant to the authority granted in the Resolutions, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and remedies generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Although we have reviewed the Transaction Documents, and have made such inquiries as we deem appropriate under the circumstances, we have not verified independently the existence or absence of all of the facts set forth in each such Transaction Documents.

Our opinion, as set forth herein, is subject to the following further qualifications:

(A) We have assumed that the Indenture has been duly authorized, executed and delivered by the trustee thereunder, an assumption we have not independently verified.

(B) We have assumed that the issuance or delivery by the Company of any Securities, or of any other property, upon exercise or otherwise pursuant to the terms of the securities will be effected pursuant to the authority granted in the Resolutions and so as not to violate any applicable law or result in the default under or breach of any agreement or instrument binding on the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

(C) We have also assumed that the authority granted in the Resolutions will remain in effect at all relevant times and that no securities will be issued or other action taken in contravention of any applicable limit established pursuant to the Resolutions from time to time.

(D) This opinion speaks only as of its date and you understand that this firm has no obligation to advise you of any changes of law or fact that occur after the date of this opinion, even if the change may affect the legal analysis, a legal conclusion or any informational confirmation in this opinion.

(E) Members of our firm are admitted to the Bar in the State of Utah. This opinion is limited to the federal laws of the United States and the laws of the States of Utah, and we have not been asked to address nor have we addressed or expressed an opinion on the laws of any other jurisdiction.

Zions Bancorporation

November 25, 2009

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on November 25, 2009 and incorporated by reference in the Registration Statement, and to the reference to us under the heading “Validity of Notes” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

CALLISTER NEBEKER & McCULLOUGH

A Professional Corporation